  Exhibit 2.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ICONSUMER CORP.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF JANUARY, A.D. 2018, AT 12:55 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4914305 8100
SR# 20180368027

Authentication: 202009942
Date: 01-22-18

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:55 PM 01/19/2018
FILED 12:55 PM 01/19/2018
SR 20180368027 - File Number 4914305

FIRST AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A NON-VOTING PREFERRED STOCK
OF
iCONSUMER CORP.

Under Section 242 of the
Delaware General Corporation Law

I, Robert Grosshandler, President, Chief Executive Officer and Secretary of iConsumer Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Sections 242 and 103 General Corporation Law of the State of Delaware (the "DGCL"), do hereby certify as follows:

1. That the Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of three hundred million (300,000,000) shares of undesignated Preferred Stock, par value $0.001 per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any and all of said shares in one (1) or more series and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.

2. That by unanimous written consent of the Board of Directors of the Corporation (the "Board of Directors") and the holders of a majority of the common and preferred stock of the Corporation adopted on January 12, 2018, and by an Amended and Restated Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock of the Corporation (the "Series A Preferred Stock") filed in the office of the Secretary of State of the State of Delaware on August 12, 2015, the Board authorized the creation of a series of 250,000,000 shares of Series A Preferred Stock and established the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof.

3. That pursuant to the authority conferred upon the Board of Directors by the Corporation's Amended and Restated Certificate of Incorporation and Section 242 of the DGCL, on January 12, 2018, the Board of Directors and the holders of a majority of the common and preferred stock of the Corporation adopted the following resolution by unanimous joint written consent to action amending and replacing, in its entirety, Section 2.1(a) of the Corporation's Amended and Restated Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock, effective on the date this First Amendment to Amended and Restated

Certificate of Designations, Preferences and Rights of Series A Preferred Stock is filed in the office of the Secretary of State of the State of Delaware:

> **RESOLVED**, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation and Section 242 of the DGCL, Section 2.1(a) of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock shall be amended and replaced in its entirety to read and provide as follows:
>
> > "Upon any liquidation, dissolution or winding up of the Corporation (each a "Liquidity Event"), whether voluntary or involuntary, a payment in an amount per share of applicable Series A Preferred Stock equal to the Original Issue Price (as defined below) plus all unpaid dividends on such applicable share of Series A Preferred Stock (the "Liquidation Preference Payment"), shall be made to those shareholders who are holders of record of Series A Preferred Stock as of the date of the filing of the First Amendment to the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Non-Voting Preferred Stock of the Corporation and who continue to be holders of record of such shares of Series A Preferred Stock as of the date of the Liquidity Event, and this payment shall be made before any distribution or payment shall be made to the holders of any Common Stock or other holders of Series A Preferred Stock. Upon any sale, assignment or transfer of any share of Series A Preferred Stock, the right to the Liquidation Preference Payment will not transfer or be applicable to any subsequent holder. The "Original Issue Price" of the Series A Preferred Stock shall be, for each share of the Series A Preferred Stock, the per share value at the time of issuance by the Company of the applicable share of Series A Preferred Stock, as adjusted; or in the event the applicable share of the Series A Preferred Stock was originally issued as compensation, the per share value at the time such applicable share of Series A Preferred Stock, as adjusted, was earned.
> >
> > "If, upon such Liquidity Event, the assets of the Corporation to be distributed among all applicable holders of Series A Preferred Stock shall be insufficient to make payment in full to all applicable holders of Series A Preferred Stock of the liquidation preference set forth in this Section 2.1(a), then the assets available to be distributed to the Corporation's stockholders shall be distributed among all applicable holders of Series A Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be entitled."

* * *

IN WITNESS WHEREOF, iConsumer Corp. has caused this certificate to be signed by Robert Grosshandler, its President, Chief Executive Officer and Secretary, this 19th day of January, 2018.

iCONSUMER CORP.,
a Delaware corporation

By: ______________________________
Robert Grosshandler, President,
Chief Executive Officer and Secretary

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